Wolinetz, Lafazan & Company, P.C.

Certified Public Accountants

5 North Village Avenue
Rockville Centre
New York 11570
516-536-0770
Fax: 516-536-5753
www.wolafcpa.com

VIA: DHL
EMAIL

August 15, 2007

Mr. Silvestre Hutchinson, President and CEO
Russoil Corporation
230 Park Avenue
10th Floor
New York, New York 10169

Dear Mr. Hutchinson:

This is to confirm that the client-auditor relationship between Russoil Corporaiton (Commission File Number 000-52220) and Wolinetz, Lafazan & Company, CPA'S, P.C. has ceased.

Very truly yours,

Wolinetz Lafazan & Company PC

WOLINETZ, LAFAZAN & COMPANY, CPA'S, P.C.

cc: U.S. Securities and Exchange Commission
Office of the Chief Accountant
CPCAF Letter File
100 F Street, N.E.
Washington, D.C. 20549
Fax (202) 772-9252